Exhibit 99

Journal Communications Reports Second Quarter 2011 Results

Second Quarter 2011 compared to Second Quarter 2010

  Revenue of $90.1 million, down 4.5%
  Broadcast revenue down 2.0%; Core broadcast revenue, excluding political and issue advertising revenue, was essentially flat
  Operating earnings of $11.5 million, down 16.6%
  Diluted EPS of $0.10, down from $0.14
  Notes payable to banks of $61.0 million, a reduction of $13.6 million from year end 2010
  Funded debt ratio of 0.80-to-1

MILWAUKEE--(BUSINESS WIRE)--July 26, 2011--Journal Communications, Inc. (NYSE:JRN) today announced results for its second quarter ended June 26, 2011.

“In the second quarter, Journal Communications saw mixed results in this challenging operating environment,” said Steven Smith, Chairman of the Board and Chief Executive Officer of Journal Communications. “Overall publishing and broadcast revenue was down in the second quarter compared to the second quarter of 2010. However, excluding political and issue advertising in both years, we did see a revenue increase at our television stations in the second quarter. In addition, we continue to see an increase in interactive revenue in both our broadcast and publishing businesses. Furthermore, total operating costs and expenses were down 2.4% compared to second quarter 2010.

“As a result of our commitment to delivering shareholder value, our Board of Directors recently authorized a share repurchase program that will allow us to opportunistically buy back class A and/or class B common stock.”

Second Quarter 2011 Results

Note that unless otherwise indicated, all comparisons are to the second quarter ended June 27, 2010.

For the second quarter, revenue of $90.1 million decreased 4.5% compared to $94.3 million. Operating earnings of $11.5 million decreased 16.6% compared to $13.8 million. Net earnings were $6.1 million compared to $8.1 million.

In the second quarter, basic and diluted net earnings per share of class A and B common stock were $0.10 compared to $0.14 in 2010.

The operating margin was 12.8% for the second quarter compared to 14.6%. EBITDA (net earnings (loss) excluding the earnings/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and, if any, non-cash impairment charges) was $17.3 million compared to $20.0 million, a decrease of 13.4%.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the second quarter of 2011 and 2010 (dollars in millions).

	2Q	2Q
	2011	2010	% Change
Revenue:
Publishing	$ 44.1	$ 47.4	(6.9)
Broadcasting	46.1	47.0	(2.0)
Corporate eliminations	(0.1)	(0.1)	--
Total Revenue	$ 90.1	$ 94.3	(4.5)

Operating earnings (loss):
Publishing	$ 5.4	$ 6.6	(19.3)
Broadcasting	8.3	9.7	(13.8)
Corporate	(2.2)	(2.5)	12.8
Total operating earnings	$ 11.5	$ 13.8	(16.6)

For the second quarter, total expenses of $78.6 million decreased 2.4% compared to $80.5 million.

Publishing

For the second quarter, publishing revenue decreased 6.9% to $44.1 million compared to $47.4 million, largely due to continued decreases in the retail and classified advertising categories and other revenue. Operating earnings from publishing were $5.4 million compared to $6.6 million, a decrease of 19.3%. Total newsprint and paper expense in publishing was $4.5 million compared to $4.6 million, a 3.1% decrease, primarily due to a reduction in newsprint consumption partially offset by an increase in the price per ton.

Revenue at the daily newspaper for the second quarter decreased 5.9% to $36.7 million compared to $39.0 million. Retail advertising revenue decreased 7.8%. Classified advertising revenue decreased 14.1% driven primarily by a decrease in the real estate category. Interactive advertising revenue increased 7.3% to $3.0 million compared to $2.8 million, primarily due to an increase in retail sponsorships and classified advertising packages. Circulation revenue of $12.2 million decreased 2.4%. Other revenue, which primarily consists of commercial printing and commercial delivery, of $4.1 million was down 3.7%. Operating earnings from the daily newspaper were $4.3 million compared to $5.4 million, a decrease of 21.9%. Daily newspaper operating expenses decreased 3.4%, primarily due to a decrease in employee related costs.

Community newspapers and shoppers revenue for the second quarter decreased 11.4% to $7.4 million compared to $8.4 million. Retail advertising revenue decreased by 11.8%. Classified advertising revenue decreased by 22.0%. Operating earnings from community newspapers and shoppers were $1.1 million compared to $1.2 million. Our operating earnings in the second quarter 2011 included a $0.2 million pretax gain on the sale of our Pelican Press businesses. Operating expenses were down 12.0% or 8.6% excluding the gain on the sale of Pelican Press, primarily due to cost savings from previous workforce reductions and lower operating costs associated with lower revenue.

Broadcasting

For the second quarter, broadcasting revenue decreased 2.0% to $46.1 million compared to $47.0 million. Total broadcast political and issue advertising revenue was $0.9 million compared to $1.9 million. Core broadcast revenue, excluding political and issue advertising revenue in both years was essentially flat. Local and national advertising revenue decreased 0.9% and 3.8%, respectively primarily due to a decrease in automotive advertising. Retransmission revenue was $2.1 million compared to $1.6 million. Broadcasting operating earnings of $8.3 million decreased 13.8% compared to $9.7 million.

Revenue from television stations for the second quarter decreased 2.1% to $28.7 million compared to $29.3 million. Excluding political and issue advertising revenue of $0.7 million in 2011 and $1.7 million in 2010, revenue from television stations increased 1.3%. Local advertising revenue increased 1.4% primarily due to an increase in medical, retail and other media advertising. National advertising revenue decreased 9.5% primarily due to a decrease in automotive advertising. Operating earnings were $4.3 million compared to $5.4 million, a decrease of 20.1%. Television operating expenses increased 2.0% primarily due to increases in employee related expenses and certain network fees.

For the second quarter, revenue from radio stations decreased 1.8% to $17.4 million from $17.7 million. Radio political and issue advertising revenue was $0.2 million in each of 2011 and 2010. Operating earnings from radio stations were $4.0 million compared to $4.2 million, a decrease of 5.7%. Radio operating expenses decreased 0.5%.

Corporate

The operating loss for the second quarter was $2.2 million compared to $2.5 million. The reduction in the operating loss was primarily due to a decrease in the cost of our executive incentive compensation plans in 2011.

Discontinued Operations

For the second quarter of 2010, earnings from discontinued operations of $0.2 million were from our former printing services and direct marketing businesses.

Non-Operating Items

For the second quarter, other expense, which primarily consists of interest expense, was $0.9 million compared to $0.5 million. The increase in interest expense reflects an increase in borrowing rates under our amended and extended credit agreement entered into on August 13, 2010 partially offset by a decrease in average borrowing levels for the quarter.

The second quarter effective tax rate was 42.0% compared to 40.2%. The increase in the effective tax rate in 2011 is due to a state tax law change that resulted in a write-off of a state deferred tax asset.

Notes Payable to Banks and Cash Flows

At the end of the second quarter, our notes payable to banks were $61.0 million. During the first half of 2011, we reduced our notes payable to banks by $13.6 million as compared to the 2010 year-end. Our consolidated funded debt ratio, as defined in our credit agreement, was 0.80-to-1. Year-to-date cash from operating activities was $17.5 million compared to $35.2 million. Year-to-date cash from operating activities has decreased primarily due to an increase in income tax and incentive compensation payments and a decrease in operating earnings. Year-to-date capital expenditures were $5.4 million compared to $5.2 million.

Share Repurchase Authorization

On July 12, 2011, the Board of Directors authorized a share repurchase program of up to $45 million of our outstanding class A common stock and/or class B common stock until the end of fiscal 2013.

Third Quarter 2011 Outlook

For the third quarter of 2011, we anticipate that publishing revenues will be down compared to the prior year period reflecting continued challenges with publishing advertising revenue. Excluding political and issue advertising in broadcast, broadcast revenues are expected to be up slightly compared to the prior year period.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (800) 884-5695 (domestic) or (617) 786-2960 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 59909762. A live webcast of the second quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through August 9, 2011. Replays of the conference call will also be available through August 9, 2011. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 67943859.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting and interactive media. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Second Quarter (A)			Two Quarters (B)
	2011	2010	% Change	2011	2010	% Change

Revenue:
Publishing	$ 44,119	$ 47,386	(6.9)	$ 85,919	$ 91,938	(6.5)
Broadcasting	46,083	47,012	(2.0)	88,192	89,617	(1.6)
Corporate eliminations	(100)	(79)	(26.6)	(148)	(299)	50.5
Total revenue	90,102	94,319	(4.5)	173,963	181,256	(4.0)

Operating costs and expenses:
Publishing	27,273	28,734	(5.1)	54,918	57,868	(5.1)
Broadcasting	22,069	22,300	(1.0)	44,004	43,896	0.2
Corporate eliminations	(100)	(79)	(26.6)	(148)	(299)	50.5
Total operating costs and expenses	49,242	50,955	(3.4)	98,774	101,465	(2.7)

Selling and administrative expenses	29,369	29,589	(0.7)	57,690	56,656	1.8
Total operating costs and expenses
and selling and administrative
expenses	78,611	80,544	(2.4)	156,464	158,121	(1.0)

Operating earnings	11,491	13,775	(16.6)	17,499	23,135	(24.4)

Other income and (expense):
Interest income	20	25		38	33
Interest expense	(928)	(544)		(2,008)	(1,106)
Total other income and (expense)	(908)	(519)	75.0	(1,970)	(1,073)	83.6

Earnings from continuing operations before income taxes	10,583	13,256	(20.2)	15,529	22,062	(29.6)

Provision for income taxes	4,442	5,332	(16.7)	6,354	8,878	(28.4)

Earnings from continuing operations	6,141	7,924	(22.5)	9,175	13,184	(30.4)

Earnings from discontinued operations, net of tax	-	176	N/A	341	219	N/A

Net earnings	$ 6,141	$ 8,100	(24.2)	$ 9,516	$ 13,403	(29.0)

Weighted average number of shares-Class A and B common stock:
Basic and diluted	51,317,915	50,784,350		51,222,118	50,699,896

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.10	$ 0.14		$ 0.15	$ 0.22
Discontinued operations	--	--		0.01	0.01
Net earnings	$ 0.10	$ 0.14		$ 0.16	$ 0.23

Diluted - Class A and B common stock:
Continuing operations	$ 0.10	$ 0.14		$ 0.15	$ 0.22
Discontinued operations	--	--		0.01	0.01
Net earnings	$ 0.10	$ 0.14		$ 0.16	$ 0.23

Basic and diluted - Class C common stock:
Continuing operations	$ 0.24	$ 0.28		$ 0.43	$ 0.51
Discontinued operations	--	--		0.01	--
Net earnings	$ 0.24	$ 0.28		$ 0.44	$ 0.51

(A) 2011 second quarter: March 28, 2011 to June 26, 2011
2010 second quarter: March 29, 2010 to June 27, 2010
(B) 2011 two quarters: December 27, 2010 to June 26, 2011
2010 two quarters: December 28, 2009 to June 27, 2010

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Second Quarter (A)			Two Quarters (B)
	2011	2010	% Change	2011	2010	% Change
Revenue
Publishing	$ 44,119	$ 47,386	(6.9)	$ 85,919	$ 91,938	(6.5)
Broadcasting	46,083	47,012	(2.0)	88,192	89,617	(1.6)
Corporate eliminations	(100)	(79)	(26.6)	(148)	(299)	50.5
	$ 90,102	$ 94,319	(4.5)	$ 173,963	$ 181,256	(4.0)

Operating earnings (loss)
Publishing	$ 5,347	$ 6,623	(19.3)	$ 7,172	$ 10,012	(28.4)
Broadcasting	8,343	9,675	(13.8)	14,318	17,394	(17.7)
Corporate	(2,199)	(2,523)	12.8	(3,991)	(4,271)	6.6
	$ 11,491	$ 13,775	(16.6)	$ 17,499	$ 23,135	(24.4)

Depreciation and amortization
Publishing	$ 2,624	$ 2,902	(9.6)	$ 5,256	$ 5,800	(9.4)
Broadcasting	3,049	3,200	(4.7)	6,015	6,404	(6.1)
Corporate	155	122	27.0	301	244	23.4
	$ 5,828	$ 6,224	(6.4)	$ 11,572	$ 12,448	(7.0)

(A) 2011 second quarter: March 28, 2011 to June 26, 2011
2010 second quarter: March 29, 2010 to June 27, 2010
(B) 2011 two quarters: December 27, 2010 to June 26, 2011
2010 two quarters: December 28, 2009 to June 27, 2010

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Second Quarter of 2011 (A)			Second Quarter of 2010 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 14,614	$ 5,158	$ 19,772	$ 15,849	$ 5,848	$ 21,697	(7.8)	(11.8)	(8.9)
Classified	4,458	1,004	5,462	5,191	1,287	6,478	(14.1)	(22.0)	(15.7)
National	1,255	--	1,255	1,103	--	1,103	13.8	N/A	13.8
Direct Marketing	18	--	18	62	--	62	(71.0)	N/A	(71.0)
Total advertising revenue	20,345	6,162	26,507	22,205	7,135	29,340	(8.4)	(13.6)	(9.7)
Circulation revenue	12,213	439	12,652	12,508	471	12,979	(2.4)	(6.8)	(2.5)
Other revenue	4,146	814	4,960	4,307	760	5,067	(3.7)	7.1	(2.1)
Total revenue	$ 36,704	$ 7,415	$ 44,119	$ 39,020	$ 8,366	$ 47,386	(5.9)	(11.4)	(6.9)

Operating earnings	$ 4,252	$ 1,095	$ 5,347	$ 5,442	$ 1,181	$ 6,623	(21.9)	(7.3)	(19.3)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 28,682	$ 17,401	$ 46,083	$ 29,296	$ 17,716	$ 47,012	(2.1)	(1.8)	(2.0)

Operating earnings	$ 4,339	$ 4,004	$ 8,343	$ 5,429	$ 4,246	$ 9,675	(20.1)	(5.7)	(13.8)

	Two Quarters of 2011 (C)			Two Quarters of 2010 (D)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 27,451	$ 9,564	$ 37,015	$ 29,638	$ 10,649	$ 40,287	(7.4)	(10.2)	(8.1)
Classified	8,776	1,805	10,581	10,104	2,295	12,399	(13.1)	(21.4)	(14.7)
National	2,374	--	2,374	2,323	--	2,323	2.2	N/A	2.2
Direct Marketing	63	--	63	117	--	117	(46.2)	N/A	(46.2)
Total advertising revenue	38,664	11,369	50,033	42,182	12,944	55,126	(8.3)	(12.2)	(9.2)
Circulation revenue	24,742	878	25,620	25,066	927	25,993	(1.3)	(5.3)	(1.4)
Other revenue	8,659	1,607	10,266	9,295	1,524	10,819	(6.8)	5.4	(5.1)
Total revenue	$ 72,065	$ 13,854	$ 85,919	$ 76,543	$ 15,395	$ 91,938	(5.9)	(10.0)	(6.5)

Operating earnings	$ 6,231	$ 941	$ 7,172	$ 8,954	$ 1,058	$ 10,012	(30.4)	(11.1)	(28.4)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 56,139	$ 32,053	$ 88,192	$ 57,724	$ 31,893	$ 89,617	(2.7)	0.5	(1.6)

Operating earnings (loss)	$ 8,102	$ 6,216	$ 14,318	$ 10,576	$ 6,818	$ 17,394	(23.4)	(8.8)	(17.7)

(A) 2011 second quarter: March 28, 2011 to June 26, 2011
(B) 2010 second quarter: March 29, 2010 to June 27, 2010
(C) 2011 two quarters: December 27, 2010 to June 26, 2011
(D) 2010 two quarters: December 28, 2009 to June 27, 2010

NOTE:
Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	Second Quarter (A)		Two Quarters (B)
	2011	2010	2011	2010

Net earnings	$ 6,141	$ 8,100	$ 9,516	$ 13,403
Earnings from discontinued operations, net	-	(176)	(341)	(219)
Provision for income taxes	4,442	5,332	6,354	8,878
Total other expense, net	908	519	1,970	1,073
Depreciation	5,436	5,737	10,788	11,469
Amortization	392	487	784	979
EBITDA	$ 17,319	$ 19,999	$ 29,071	$ 35,583

(A) 2011 second quarter: March 28, 2011 to June 26, 2011
2010 second quarter: March 29, 2010 to June 27, 2010
(B) 2011 two quarters: December 27, 2010 to June 26, 2011
2010 two quarters: December 28, 2009 to June 27, 2010

We define EBITDA as net earnings (loss) excluding earnings/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impairment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	Second Quarter (A)				Two Quarters (B)
	2011		2010		2011		2010

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$ -	*	$ -	*	$ -	*	$ -	*
Dividends on class C common stock	464		464		928		928
Dividends on non-vested restricted stock	-				-
Total undistributed earnings from continuing operations
Class A and B	5,269	*	6,892	*	7,650	*	11,320	*
Class C	335		443		487		729
Non-vested restricted stock	73		125		110		207
Earnings from discontinued operations
Class A and B	-		162		316		203
Class C	-		10		20		12
Non-vested restricted stock	-		4		5		4
Net earnings	$ 6,141		$ 8,100		$ 9,516		$ 13,403

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	51,318		50,784		51,222		50,700
Impact of non-vested restricted shares	-		-		-		-
Conversion of class C shares	-		-		-		-
Adjusted weighted average shares outstanding for class A and B	51,318	*	50,784	*	51,222	*	50,700	*

Diluted earnings per share of class A and B:
Continuing operations	$ 0.10	*	$ 0.14	*	$ 0.15	*	$ 0.22	*
Discontinued operations	-		-		0.01		0.01
Net earnings	$ 0.10		$ 0.14		$ 0.16		$ 0.23

* Included in calculation of diluted earnings per share from continuing operations - class A and B

(A) 2011 second quarter: March 28, 2011 to June 26, 2011
2010 second quarter: March 29, 2010 to June 27, 2010
(B) 2011 two quarters: December 27, 2010 to June 26, 2011
2010 two quarters: December 28, 2009 to June 27, 2010

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	June 26,
	2011	December 26,
	(unaudited)	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 2,395	$ 2,056
Investments of variable interest entity	500	500
Receivables, net	50,697	55,309
Inventories, net	1,417	1,035
Prepaid expenses and other current assets	5,278	3,961
Syndicated programs	3,764	7,361
Deferred income taxes	4,046	4,809
Total current assets	68,097	75,031
Property and equipment, net	174,014	179,725
Syndicated programs	3,407	3,083
Goodwill	8,916	9,098
Broadcast licenses	82,426	82,426
Other intangible assets, net	22,204	22,988
Deferred income taxes	48,945	54,077
Other assets	4,845	5,342
Total assets	$ 412,854	$ 431,770

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 20,360	$ 22,895
Accrued compensation	10,403	13,703
Accrued employee benefits	5,575	5,087
Deferred revenue	14,732	13,899
Syndicated programs	4,544	8,685
Accrued income taxes	651	7,332
Other current liabilities	7,207	6,493
Current portion of long-term liabilities	530	561
Total current liabilities	64,002	78,655
Accrued employee benefits	56,923	58,534
Syndicated programs	5,078	5,114
Long-term notes payable to banks	60,965	74,570
Other long-term liabilities	6,947	5,970
Shareholders' equity	217,775	207,763
Noncontrolling interest	1,164	1,164
Total liabilities and equity	$ 412,854	$ 431,770

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884